Information Regarding Joint Filers

Designated Filer of Form 4: Daniel Zeff

Date of Earliest Transaction Required to be Reported: May 4, 2005

Issuer Name and Ticker Symbol: Castelle (CSTL)

Name:             Spectrum Galaxy Fund Ltd.

Address:          50 California Street
                  Suite 1500
                  San Francisco, CA 94111

Signatures:

The undersigned, Spectrum Galaxy Fund Ltd., is jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with Daniel Zeff with respect to the beneficial ownership of securities of Castelle.

SPECTRUM GALAXY FUND LTD.


By: /s/ Dion R. Friedland
    -----------------------------
    Name:  Dion R. Friedland
    Title: Director